                                                                     Exhibit 5.2

                 [LETTERHEAD OF SIROTE & PERMUTT APPEARS HERE]

                               January 31, 1997

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, AL 35202

Ladies and Gentlemen:

     We have acted as special Alabama counsel to Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), in connection with its registration statements on Form S-3 (SEC File Nos. 33-89612 (including Post-Effective Amendment No. 1 thereto) and 333-18259) (the "Registration Statements") previously declared effective by the Securities and Exchange Commission relating to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statements (the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement"). This opinion letter is rendered in connection with the proposed public offering of up to 1,725,000 common shares of beneficial interest, par value $.01 per share (the "Shares"), of the Company, as described in a Prospectus Supplement dated January 28, 1997. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulations S-K, 17 C.F.R. (S) 229.601 (b)(5), in connection with the Registration Statements.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1.  An executed copy of each of the Registration Statement.

     2. The Declaration of Trust of the Company, as amended (the "Declaration of Trust"), as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

Board of Trustees
Colonial Properties Trust
January 31, 1997
Page 2

          3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          4. Resolutions of the Board of Trustees of the Company adopted at a meeting held on January 23, 1997, and by the Pricing Committee of the Board of Trustees adopted on January 27, 1997, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the filing of the Registration Statements and related matters.

          5. Executed copies of the Underwriting Agreement dated January 27, 1997 between the Company and Lehman Brothers, Inc. (the "Underwriting Agreement") and the Price Determination Agreement dated January 27, 1997 between the Company and Lehman Brothers, Inc. (the "Price Determination Agreement").

          7. Opinion Letter, dated January 31, 1997, of Hogan & Hartson L.L.P., counsel to the Company.

          We have not, except as specifically identified above, made any independent review or investigation of factual or other matters, including the organization existence, good standing, assets, business of affairs of the Company. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies, and the authenticity, accuracy and completeness of the originals of such latter documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995 and we express no opinion herein as to any other laws, statutes, regulations, or ordinances.

          Based upon, subject to, and limited by the foregoing, we are of the opinion that following issuance of the Shares pursuant to the terms of the Underwriting Agreement and receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Trustees and the Pricing Committee and as set forth in the Price Determination Agreement referred to above, the Shares will be validly issued, fully paid and nonassessable under the Alabama Real Estate Investment Trust Act of 1995.

Board of Trustees
Colonial Properties Trust
January 31, 1997
Page 3

        In accordance with the general policies of this law firm in rendering legal opinions, we have assumed for the purposes of the opinions expressed herein that no fraud exists with respect to any of the matters relevant to the opinions expressed herein, although we have no reason to believe that there exists any fraud which would render invalid the opinions expressed below.

        We are members of the Bar of the State of Alabama, and we do not express any opinion concerning any law other than the law of the State of Alabama and the Federal law of the United States.

        We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Form 8-K of the Company and to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statements. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                Very truly yours,

                                SIROTE & PERMUTT, P.C.